Exhibit 99.2

DIEDRICH COFFEE NAMES BDO SEIDMAN NEW AUDITOR

IRVINE, Calif., October 28 — Diedrich Coffee, Inc. (Nasdaq: DDRX) today announced that the Audit Committee of its Board of Directors has dismissed KPMG LLP as the Company’s independent auditor, and that it has engaged BDO Seidman, LLP effective immediately. After the Company filed its Annual Report on Form 10-K for the fiscal year ended June 30, 2004, the Audit Committee of the Board of Directors interviewed several accounting firms in connection with selecting the Company’s independent auditor for the current fiscal year. In this regard, the Company also met with KPMG LLP, which served as the Company’s independent auditor for a number of years. As a result of this process, the Audit Committee selected the firm of BDO Seidman, LLP to serve as the Company’s independent auditor for the fiscal year ending June 29, 2005. KPMG LLP issued unqualified opinions in connection with Diedrich Coffee’s financial statements for fiscal years 2003 and 2004, and there were no disagreements between the Company and KPMG LLP on any matter of accounting principles or practices, financial disclosure or audit procedures.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s, Diedrich Coffee and Coffee People. The Company’s 494 retail outlets, the majority of which are franchised, are located in 33 states and 13 foreign countries. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts, including office coffee service distributors, restaurants and specialty retailers, and via mail order and the Internet. For more information about Diedrich Coffee, visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s retail operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisees adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K/A for the fiscal year ended June 30, 2004.

For further information please contact Martin Lynch, Chief Financial Officer of Diedrich Coffee, Inc., +1-949-260-6734